Exhibit 99.1

For Immediate Release:

RENT-A-CENTER COMPLETES ACCELERATED STOCK BUYBACK

PLANO, Texas, October 24, 2013 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) today announced that it has completed its $200 million accelerated stock buyback program, which was previously announced on May 2, 2013.

Under the terms of the accelerated stock buyback agreement, Goldman, Sachs & Co. will have delivered a total of 5,409,339 shares to the Company at an average price of $36.97 per share, representing approximately 9.4% of the total shares outstanding when the program commenced.

The accelerated stock buyback program was completed under the Company’s previously authorized $1.25 billion common stock repurchase plan. The Company has $255.2 million remaining on this authorization.

Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,140 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,255 RAC Acceptance kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International (previously ColorTyme, Inc.), a wholly owned subsidiary of the Company, is a franchisor of approximately 215 rent-to-own stores operating under the trade name of “Rent-A-Center” or “ColorTyme.”

Contact for Rent-A-Center, Inc.:

David E. Carpenter, 972-801-1214

Vice President of Investor Relations

david.carpenter@rentacenter.com